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                                                                   EXHIBIT 10.24

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


         AGREEMENT, dated as of May 28, 1999 ("Effective Date"), by and between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation, AMERICAN NATIONAL CAN GROUP, INC., a Delaware corporation (collectively, subject to Section 11(a), the "Company"), and the individual named on the signature page hereof (the "Executive").

         WHEREAS, the Executive is employed by American National Can Company "ANCC"), and the Executive and ANCC desire to enter into this Agreement, in connection with the anticipated reorganization of ANCC, which will result in its operations being continued by American National Can Group, Inc. ("ANCG"), pertaining to the terms of the employment of the Executive by the Company; and

         WHEREAS, the Executive and ANCC desire that this Agreement shall constitute an Amendment and Restatement of the existing Agreement between them with respect to Executive's employment with ANCC, and the Executive and the Company desire that this Amendment and Restatement shall remain effective irrespective of whether the aforementioned reorganization occurs;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "AFFILIATE" means, with respect to any person (including without limitation the Company), any corporation or other entity that, directly or indirectly, controls or is controlled by such person, or that is under common control with such person.

         (b)      "BOARD" means the Board of Directors of the Company.

         (c) "CAUSE" means (A) serious misconduct or gross negligence in the performance of the Executive's employment duties; (B) willful disobedience by the Executive of lawful directions received from or policies established by the Chairman and Chief Executive Officer of the Company, any other executive or executives to whom the Executive reports or the Board, which continues for more than thirty (30) days after the Company notifies the Executive of its intention to terminate his employment on account of such disobedience; or (C) commission by the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company. The Executive shall be permitted to respond and defend himself before the Executive Committee of the Board within 15 days



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                  after written notification of any proposed termination for
                  Cause which shall specify in detail the reasons for such termination.

         (d) "CHANGE OF CONTROL" means a change in control of ANCC or ANCG a nature that would be required to be reported in response to
                  Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not it is then subject to such reporting requirement; provided that, without limitation, a Change of Control shall be deemed to have occurred if (A) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 or the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of ANCC or ANCG representing 25% or more of the combined voting power of its then outstanding securities entitled to vote in the election of directors; (B) the stockholders of ANCC or ANCG approve a merger, consolidation or other transaction involving ANCC or ANCG as a result of which the stockholders of ANCC or ANCG immediately before the transaction will not own at least 50% of the surviving or resulting entity; or (c) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least two-thirds thereof.

         (e)      "CODE" means the Internal Revenue Code of 1986, as amended.

         (f) "COMPANY EQUITY PLAN" means any stock option, restricted stock, stock appreciation right, phantom stock, equity incentive or similar plan under which awards are denominated in, or the value of which is determined by reference to, equity securities of the Company.

         (g) "CONFIDENTIAL INFORMATION" includes, without limitation, the client lists of Pechiney and its Subsidiaries and Affiliates (including the Company), their respective trade secrets, any confidential information about (or provided by) any customer or supplier, or prospective or former customer or supplier, of Pechiney or any of its Subsidiaries or Affiliates (including the Company), information concerning the business or financial affairs of Pechiney or any of its Subsidiaries or Affiliates (including the Company), including books and records, commitments, procedures, plans and prospectuses, strategies, or

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                  current or prospective transactions or businesses, and any other "inside information": (i) which has not been disclosed publicly by Pechiney or one of its Subsidiaries or Affiliates (including the Company), or with its consent, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge and the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure.

         (h) "CONTINUATION PERIOD" means the period beginning on the Termination Date and ending on the second anniversary thereof.

         (i) "COVENANT PERIOD" means the period beginning on the Effective Date and ending on the second anniversary of the Termination Date.

         (j) "GOOD REASON" means (A) a material reduction in the Executive's status, duties or responsibilities as in effect on the date of this Agreement, or (B) a reduction in the Executive's annual target compensation opportunity, defined as the sum of (I) base salary; (II) targeted annual incentive award; and (III) subject to the next sentence, the targeted long-term incentive award under any Company Equity Plan, payable by either the Company or a successor company for a calendar year, or (C) the Executive is required to relocate outside of a fifty mile radius of his current office without his prior written consent following a Change of Control, or
                  (D) the Company fails to pay Executive any amount otherwise vested and due under the Agreement, any prior agreement, or any plan or policy of the Company, which such failure is not cured within thirty (30) days following written notice of failure given to the Company, or (E) the Company fails to obtain an agreement to expressly assume the executive employment Agreement from any successor company to the Company, or (F) the Company is in material breach of the Agreement, which breach is not cured within thirty (30) days following written notice of breach given to the Company. For purposes of clause (B): (i) the value of an option grant shall be determined based on the methodology utilized by the Company, from time to time, to determine the size of awards to employees eligible for long-term incentive compensation; (ii) if, at the time that a long-term incentive award is made, it is designated by the Company as being made on account of more than one calendar year, then it shall be prorated, for purposes of determining the amount of the targeted long-term incentive award for any such calendar year, over the years on account of which it is being made; and (iii) the Executive's targeted long-term incentive award will be considered to have been materially reduced if his targeted award is reduced at a rate greater than, or increased at a rate lesser than the rate that the awards of the other senior executives of the Company are reduced or increased, respectively.


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         (k)      "MIP" means the Company's Management Incentive Plan, as the same may be amended from time to time, or any successor plan.

         (1) "PECHINEY GROUP" means Pechiney and its Subsidiaries and Affiliates (including the Company).

         (m) "PENSION PLANS" means, collectively, the Company's Pension Plan for Salaried Employees and certain other non-qualified pension plans or arrangements that the Company maintains for its senior executives.

         (n) "SUBSIDIARY" of a person (including without limitation the Company) means a corporation with respect to which such person, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors.

         (o) "TERMINATION DATE" means the effective date of the Executive's termination of employment with the Company.

         2.       GENERAL TERMS OF EMPLOYMENT.

         (a) NATURE AND TERM OF THIS AGREEMENT. The term of this Agreement shall commence on the Effective Date. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during his employment, and in the event his employment with the Company terminates under the circumstances described herein.

         (b) DUTIES AND RESPONSIBILITIES. For so long as the Executive's employment with the Company continues, the Executive will devote his full business time, attention and best efforts to the affairs of the Company, will faithfully serve the Company, and in all respects conform to and comply with the lawful directions and instructions consistent with his position as Senior Vice President -- Corporate Services of ANCC, and Executive Vice President -- Administration and Human Resources of ANCG given to him by the Company's Chairman and Chief Executive Officer, any other executive or executives to whom he reports, or the Board.

         (c) AUTHORITY. In performing his duties hereunder, the Executive shall have the authority customarily held by others holding similar senior executive level positions within the Company, as defined in the authority guidelines established by the Board of Directors or the Chairman and Chief Executive Officer of the Company.

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         (d)      OUTSIDE BOARD MEMBERSHIPS. Executive may serve on the boards of directors of up to two (2) for-profit business corporations which do not compete with the business of the Company, such memberships subject to prior approval by the Chairman and Chief Executive Officer of the Company.

         (e) BASE SALARY. The Executive shall receive a salary of $26,833.33 per month, $322,000 on an annual basis. The Executive's base salary shall be reviewed periodically by the Company at the times and in a manner consistent with the review of base salaries of the Company's other senior executives, and, based on such review, the amount of the Executive's base salary may be adjusted upwards but not downwards, in the discretion of the Company, taking into account the Executive's performance and any other factors the Company deems relevant; provided that, while the Executive is employed hereunder, his salary shall be increased for each calendar year by a rate that equals or exceeds the average rate of increase of the base salaries of employees of the Company generally.

         (f) ANNUAL INCENTIVE PLAN. During the period of the Executive's employment with the Company he will be eligible to participate in the Company's annual incentive plan, the MIP, at a target and maximum opportunity as established by the Compensation Committee of the Board. The MIP may be adjusted or modified from time to time by the Company in its discretion.

         (g) COMPANY EQUITY PLAN. During the period of the Executive's employment with the Company he will be eligible to participate in the Company Equity Plan, at a target opportunity similar in amount to other senior executives at his level. The Company Equity Plan may be adjusted or modified from time to time by the Company in its discretion.

         (h) COMPANY CAR. The Executive will be eligible for a company car in accordance with the provisions of the Company's Lease Car Program.

         (i) EMPLOYEE BENEFITS. The Executive shall be eligible to participate in employee benefit plans sponsored or maintained by the Company, including, without limitation, life insurance, medical insurance, hospitalization, dental insurance, short and long term disability insurance, pension, retirement, 401(k) and deferred compensation plans, whether now existing or established hereafter. Nothing in this Section 2(i) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

         (j)      AGE 60 POST-TERMINATION BENEFITS.

                  (i) Subject to Section 3(h), if the Executive retires or otherwise resigns from employment with the Company, after the Executive attains age 60, and the Executive does not have thirty (30) years of service credit towards the total

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                           pension benefit calculation under the Pension Plans,
                           then the Company will pay to the Executive pursuant to this Agreement a supplemental monthly pension benefit equal to the excess, if any, of "A" over "B", where:

                                    "A" equals the aggregate monthly benefit the Executive would have received under the Pension Plans upon retirement assuming that the Executive had thirty (30) years of service credit towards the total pension benefit calculation under the Pension Plans based upon the highest consecutive sixty
                                    (60) months of compensation (as defined for purposes of the Pension Plans) the Executive received from the Company during his employment (including, for purposes of the calculation, but subject to Section 3(a) and
                                    (b)(i) if the Executive makes the lump sum election described therein, any amount of compensation continued during any Continuation Period under Section 3); and

                                    "B" equals the aggregate monthly amount
                                    payable to the Executive under the Pension
                                    Plans, such amount to be calculated in
                                    accordance with the provisions of the
                                    Pension Plans.

                           Amounts payable to a survivor of the Executive under the Pension Plans shall be calculated similarly. The Company shall determine in its discretion whether, and to the extent that, any supplemental monthly pension benefit required under this subsection shall be paid through a Pension Plan that is intended to be qualified under Section 401(a) of the Code, or any successor provision thereto, or under a Pension Plan or other arrangement that is not intended to be so qualified. The amount, if any, payable under this subsection will be determined based on the same form of payment (e.g. single life annuity or joint and survivor annuity) that the Executive elects under the Pension Plans. Payment of such amount will begin at the time the Executive (or such survivor) starts to receive monthly benefits under the Pension Plans. If supplemental pension payment begins before the Executive's 62nd birthday, the benefit calculation set forth in "A" above shall not be reduced for early commencement, notwithstanding any reduction provided under the Pension Plans.

                  (ii) Subject to Section 3(h), if the Executive retires or otherwise resigns from employment with the Company, after the Executive attains age 60, the Executive and his family will remain eligible for retiree medical and life insurance benefits under the applicable plans of the Company, on the same terms and conditions (including without limitation any provisions concerning payment of premiums, deductibles and co-payments) that apply to retirees of the Company on the Effective Date; provided, however, that such coverage shall be secondary to any benefits the Executive or his family becomes eligible to receive under a comparable program of a subsequent employer.

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                  (iii)    Nothing in this Agreement shall be construed to
                           reduce or impair in any way the Executive's rights and benefits under any plans of the Company, including any rights and benefits that he may accrue under such plans after the date hereof and prior to his termination of employment with the Company.

         (k)      VACATION AND PERQUISITES.

                  (i) The Executive shall be entitled to a minimum of four weeks paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior executives of the Company in accordance with the then current policies and practices of the Company.

                  (ii) The Company shall reimburse the Executive for all business expenses incurred in the normal course of business.

                  (iii) The Company shall reimburse the Executive for all legal fees attendant to the review of this Agreement, and shall advance and reimburse the Executive for all legal fees attendant to the enforcement of his rights hereunder; provided that, to the extent that the Company is successful in its defense of a claim by the Executive to enforce rights hereunder, the Executive shall not be entitled to reimbursement and shall repay any amount advanced to him, for the Executive's legal fees attributable to the portion of the claim with respect to which the Company is successful.

         3. SEVERANCE BENEFITS UPON TERMINATION. If the Executive's employment with the Company: (i) is terminated by the Company for any reason other than for Cause; or (ii) is terminated by the Executive's resignation under circumstances constituting Good Reason, then, during the Continuation Period (except for the benefits described in subsection (c), which shall be provided as described in such subsection), the Executive shall be eligible to receive the severance benefits described in this Section 3.

         (a) BASE SALARY CONTINUATION. The Company will pay the Executive his base salary equivalent, at the rate in effect immediately prior to the Termination Date (or if the Executive has resigned for Good Reason by virtue of the Company having reduced his rate of base salary, at the rate of base salary in effect prior to such reduction) consistent with normal payroll practice The payments following the Termination Date shall be in lieu of any and all severance pay to which the Executive might otherwise be entitled under any plan or program of the Company or any of its Subsidiaries or Affiliates. The Executive may elect that, following a Change of Control, the Executive shall receive such payments (or any remaining payments) in a discounted lump sum (calculated using the Federal short-term rate under Section 1274(d) of the Code prevailing at the time that payment is to be made (as described in the next sentence)). Such election may be made within the first 30 days of this

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                  Agreement or within the last 30 days of any calendar year
                  during the term of this Agreement and any payment pursuant to such election shall be made on the later of (i) the first day of the calendar year that is at least twelve months after such election; (ii) the date that the Executive becomes entitled to such payment; and (iii) the date of the Change of Control. The Executive's election of a lump sum hereunder shall not affect his rights to receive the other amounts described in this
                  Section 3 for the entire Continuation Period. If the Executive receives such lump sum payment, then for purposes of the pension calculations under Section 2(j) and 3(h), and for purposes of all employee benefits provided by the Company (hereunder or otherwise) that are affected by the compensation or earnings of the Executive, the payments shall nonetheless be deemed to have been received at the time they otherwise would have been payable hereunder if the Executive had not elected the lump sum.

         (b)      INCENTIVE COMPENSATION.

                  (i) The Executive will be eligible for an equivalent MIP award reflecting business and personal performance at target level; such award will be paid to the Executive in accordance with the Company's normal payment practices for the MIP at the time payments under the MIP are made to other executives of the Company. The Executive's equivalent MIP award for any partial calendar year at the end of the Continuation Period will be prorated based on a fraction, the numerator of which is the number of days in such calendar year up to and including the last day of the Continuation Period, and the denominator of which is
                           365. If the Executive has elected a discounted lump sum payment as described in subsection (a), then the payments provided in this subsection (b)(i) shall also be paid in a discounted lump sum, which shall be calculated and paid as (and have the impact on employee benefits) described in subsection (a).

                  (ii) The Executive will be fully vested in any awards that were made to him under any Company Equity Plan prior to the Termination Date to the extent that the vesting of such awards was conditioned upon continued service; provided that, the term of such awards shall be determined in accordance with the provisions of the applicable Company Equity Plan.

                  Except for the payments and other benefits provided in this subsection (b), the Executive shall have no right to any other payment or benefit under the MIP, the Company Equity Plan or any other annual or long-term incentive plan of the Company. Without limiting the generality of the preceding sentence, this Agreement shall not confer any right on the Executive following the Termination Date to be granted any further awards under any Company Equity Plan or any subsequent long-term incentive plan.



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         (c)      HEALTH AND WELFARE BENEFIT. The Executive will be considered to have attained the greater of his actual age or age 55 for purposes of qualifying for retiree benefits provided by the Company. In lieu of any benefit described under Section 2(j)(ii), until the later of the end of the Continuation Period or the date the Executive attains age 55 (at which time the Executive shall be eligible for retiree benefits), the Executive and his family will remain eligible for medical, life insurance and dental benefits under the applicable plans of the Company, on the same terms and conditions (including without limitation any provisions concerning payment of premiums, deductibles and co-payments) that apply to employees of the Company; provided, however, that such coverage shall be secondary to any benefits the Executive or his family becomes eligible to receive under a comparable program of a subsequent employer. For the Continuation Period, the Executive shall be eligible to participate (or continue to participate) in the Company's other insurance and welfare programs which are generally available to senior executives of the Company. If any of the coverage described in this subsection (c) is ordinarily provided on a self-insured basis but would be taxable to the Executive on that basis, such coverage shall be provided on an insured basis at the Company's expense.

         (d) COMPANY CAR. Title to the automobile made available to the Executive immediately prior to the Termination Date will be transferred to him at no additional cost as of the Termination Date; provided, however, that the Executive will be responsible for all additional costs for the vehicle over and above the Company's category cost for vehicles at his executive level, and all income taxes, transfer taxes and similar governmental charges regarding the transfer and new registration of the vehicle.

         (e) OUTPLACEMENT SERVICES. The Executive will be eligible for senior executive level Outplacement counseling with an outplacement service selected and paid for by the Company which outplacement service is reasonably acceptable to the Executive.

         (f) CAPITAL ACCUMULATION PLAN MAKE-UP. Following the Termination Date, the Executive will be ineligible to participate in the Company's Capital Accumulation Plan (the "CAP"). The Company will pay the Executive the amounts it would have contributed on his behalf to the CAP as matching contributions and/or discretionary Company profit-sharing contributions during the Continuation Period, assuming the Executive had elected to participate in the CAP at the maximum level permitted thereunder. All such payments will be made on an after-tax basis. Subject to the last sentence of Section 3(a), payment of matching contribution equivalents will be paid at approximately the same time as the base salary equivalent payments. Discretionary profit-sharing contribution equivalents will be made at approximately the same time as the Company makes such contributions (if any) to the CAP.

         (g) LIFE INSURANCE AND LONG-TERM DISABILITY. The Executive shall continue to be eligible for life insurance and long-term disability benefits equals to those applicable to him on the Termination Date, subject to the same terms and



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                  conditions (including without limitation any provisions
                  concerning payment of premiums) that generally apply to senior executives of the Company.

         (h) PENSION BENEFITS. In lieu of any benefit otherwise payable under Section 2(j)(i), the Executive (and his survivor) shall be entitled to a supplemental benefit with respect to his benefit under the Pension Plans calculated and payable in the same manner as the benefit provided under Section 2(j)(i) hereof, based on the greater of thirty (30) years of service credit towards the total pension payable under the Pension Plans and the actual years of such service credit that the Executive would have earned if he continued to earn such service credit through the Continuation Period (and including for purposes of either calculation, in the same manner as in
                  Section 2(j)(i), but subject to Section 3(a) and (b)(i) if the Executive makes the lump sum election described therein, any amount of compensation continued during the Continuation Period under this Section), irrespective of his age at the time of his termination of employment. If supplemental pension payment begins before the Executive's 62nd birthday, the benefit calculation set forth in paragraph "A" of Section 2(j)(i) will only be reduced for early commencement if payment begins before the Executive's 60th birthday and will utilize an early commencement reduction factor of 3% per annum, rather than 6%, if such benefit calculation is subject to such a reduction under the Pension Plans.

         (i) TAX GROSS-UP. If any payment or benefit to or for the benefit of the Executive in connection with a Change of Control (whether pursuant to the terms of this Agreement, or any other plan or arrangement or agreement) is subject to the Excise Tax (as hereinafter defined), the Company shall pay to the Executive a full cash gross-up in an amount equal to (i) the Excise Tax allocable to such payment or benefit; and (ii) any Excise Tax and any state, federal or other income taxes on the amounts described in clause (i) and this clause. For purposes of this Section 3(i), the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any similar tax that may hereafter be imposed.

                  The amount of the gross-up payments to the Executive under this Section 3(i) shall be estimated by a nationally recognized firm of certified public accountants, which firm shall not have provided services to the Company or any Affiliate of the Company within the previous twelve months and shall not provide services thereto in the following twelve months, based upon the following assumptions:

                  (i) all payments and benefits to or for the benefit of the Executive in connection with a Change of Control or termination of the Executive's employment following a Change of Control shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of tax counsel



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                           selected by the firm of certified public accountants
                           charged with estimating the gross-up payments to the Executive under this Section 3(i), such payments or benefits are not subject to the Excise Tax; and

                  (ii) the Executive shall be deemed to pay federal, state and other income taxes at the highest marginal rate of taxation for the applicable calendar year.

                  The estimated amount of the gross-up payments due the Executive pursuant to this Section 3(i) shall be paid to the Executive in a lump sum not later than thirty (30) business days following the effective date of the termination. In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 3(i), the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.

         (j) NO IMPAIRMENT OF EXISTING RIGHTS. Nothing in this Agreement shall be construed to reduce or impair in any way the Executive's rights and benefits under the Pension Plans, including any rights and benefits that he may accrue under the Pension Plans after the date hereof and prior to his termination of employment with the Company.

         4. DEATH AND DISABILITY. For the purposes of this Agreement the Executive will be determined to be totally disabled if he is unable to perform the major duties of his position with the Company, as a result of illness or injury, for a period of time exceeding 26 consecutive weeks.

         (a) DEATH OR DISABILITY DURING EMPLOYMENT. If the Executive dies or becomes totally disabled during his employment with the Company, the Executive or his estate, as the case may be, will be entitled to receive benefits in accordance with the policies of the Company.

         (b) DEATH OR DISABILITY DURING CONTINUATION PERIOD. If the Executive dies or becomes totally disabled during the Continuation Period, the Executive or his estate, as the case may be, will be entitled to the severance benefits provided for in this Agreement (other than outplacement services), as well as to the standard benefits and insurance payments under the benefits plans of the Company then in effect (determined as though his employment with the Company had terminated by virtue of death or total disability).

         5.       CERTAIN COVENANTS.

         (a) COVENANT NOT TO COMPETE. The Executive agrees that during the period of his employment with the Company and continuing through the Covenant Period:

                  (i) he will not engage in any executive-level activities, whether as employee, agent proprietor, owner, partner, contractor, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director or otherwise, in competition with the businesses conducted by the Company and its Subsidiaries on the date hereof or in which they are substantially engaged at any time during the Covenant Period; and

                  (ii) he will not solicit, in competition with the Company or any of its Subsidiaries, any person who is a customer of the businesses conducted by the Company or any of its Subsidiaries at the date hereof or any businesses in which the Company or any of its Subsidiaries are substantially engaged at any time during the Covenant Period.

         (b)      TERRITORIAL REACH. The covenants contained in clauses (i) and
                  (ii) of subsection (a) of this Section 5 shall apply within the territories in which the Company or any of its Subsidiaries are actively engaged in the conduct of the businesses described in such covenants at the relevant time, including, without limitation, the territory in which customers are then solicited.

         (c) COVENANT NOT TO INDUCE TERMINATION OF EMPLOYMENT. The Executive agrees that during the Covenant Period he will not, without the prior written consent of the Company (which consent may be withheld by the Company at its sole discretion), induce or attempt to persuade any employee of the Company or any of its Subsidiaries to terminate his or her employment relationship in order to enter into any other employment, whether or not such other employment is competitive with the Company or any of its Subsidiaries.

         (d) COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Executive agrees that he will not, at any time during the Covenant Period or thereafter, make use, for his own benefit or the benefit of any other person or entity, of Confidential Information of any kind or character, nor divulge Confidential Information except to the extent the Chairman and Chief Executive Officer of the Company(1) or the Board may so authorize in writing, and that within ten days of the Termination Date the Executive will surrender to the Company all records, in whatever form maintained (including without limitation records maintained as computer files) and other documents and materials obtained by the Executive or entrusted to him during the course of his employment by the Company or any of its Subsidiaries or Affiliates (together with all copies thereof) which related to any such Confidential Information. Nothing set forth in this subsection (d), however, shall be interpreted to prohibit the Executive from disclosing any such information as may be required by law, including pursuant to any court or government decree or subpoena, or from disclosing or using information generally known by people of his expertise and position in the industry.

         (e) REMEDIES. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section, it is expressly agreed that if the Executive materially breaches the covenants set forth in this Section and fails to cure such breach to the reasonable satisfaction of the Company within 30 days after written notice thereof, the Company will have no further obligation to pay or provide any of the severance benefits described in Section 3(a) or (b) above. In addition, the Executive acknowledges that a breach of any of the covenants set forth in this Section may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have (including without limitation the remedy provided in the preceding sentence), to obtain a temporary restraining order and a preliminary or permanent injunction enjoining or restraining the Executive from engaging in activities prohibited by this Section or requiring his compliance with the affirmative obligations provided for herein.

         (f) ENFORCEABILITY. It is the intent and understanding of each party hereto that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

         (g) APPLICATION TO PECHINEY. Notwithstanding any provision in this Agreement to the contrary, the restrictions described in subsections (a) - (c) of this Section shall only limit the Executive's activities with respect to Pechiney and its employees, if Pechiney announces, following appropriate action of its Board of Directors, that it has abandoned plans to dispose of the operations of the Company.

         6. NO UNFAVORABLE COMMENTS. The Company agrees to refrain from making now or any time in the future any comment reflecting unfavorably upon the Executive to the press, any individual or entity with whom the Executive has a business relationship or any individual or entity making an inquiry as to the Executive's employment relationship with the Company, except to the extent that any such comment may relate to circumstances underlying a termination of the Executive's employment for Cause. The Executive agrees to refrain from making now or at any time in the future any comment reflecting unfavorably upon any member of the Pechiney Group (including the Company) or any current or former directors, officers or employees of any member of the Pechiney Group to the press, any employees of any member of the Pechiney

Group or any individual or entity with whom any member of the Pechiney Group has a business relationship, except to the extent that any such comment may relate to circumstances underlying a termination of the Executive's employment for Good Reason.

         7. FULL SATISFACTION; RELEASE. The Executive agrees that the payments and other benefits to be provided pursuant to this Agreement shall be in full satisfaction of any and all claims for payment or any other benefits that he may have against the Company or any of its Subsidiaries or Affiliates arising out of (i) his employment with the Company or his status as an executive of the Company or any of the Company's Subsidiaries, Affiliates or divisions, or
(ii) the termination of such employment and status; excluding (A) claims that arise out of an asserted breach of this Agreement and (B) claims for indemnification the Executive may now or in the future have under any bylaw, agreement or otherwise. In addition, in consideration of the agreements set forth herein, the Company, on the one hand, and the Executive, on the other hand, release and waive all claims, causes of action or the like arising on or before the date hereof, regardless of whether or not known at present (including, without limitation, any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, or any other federal, state or local statute or ordinance; but excluding, in the case of both the Company and the Executive, any claims that arise out of an asserted breach of the terms of this Agreement), that either has or may have in the future against the other and, in the case of the Company, their respective successors, shareholders, directors, officers, agents and employees, regarding all matters relating to the Executive's service as an employee of the Company or any of its Subsidiaries, Affiliates or divisions, and to the termination of such relationships, including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation. The Executive and the Company shall execute as of the Termination Date any further documents as may reasonably be requested by the other in order to evidence and give effect to the provisions of this Section.

         8. SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create, a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

         9. FUTURE COOPERATION. The Executive agrees that following termination of his employment with the Company he will make himself available to assist with or consult in transition matters or any then pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration related to the Executive's duties while employed by the

Company, subject to the Executive's other personal and business commitments. The Company will promptly pay the Executive, at the rate of $1,500 for each day or portion thereof for which the Executive so assists or consults, and reimburse the Executive for all reasonable costs and expenses, including attorneys' fees, incurred by the Executive in connection with any such activities, proceedings or arbitration.

         10. TAX WITHHOLDING. All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes including FICA.

         11.      MISCELLANEOUS.

         (a) ENTIRE AGREEMENT; CONDITION; AMENDMENTS. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by all such parties. If Pechiney announces, following appropriate action of its Board of Directors, that it has abandoned plans to dispose of the operations of the Company, this Agreement shall continue to be in force and effect and shall govern the employment relationship between the Executive and the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

         (b) ASSIGNMENT AND DELEGATION. Neither this Agreement nor any right, duty or obligation hereunder shall be assignable or delegable by the Executive. This Agreement and all the Company's rights, duties and obligations hereunder may be assigned by the Company to any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company, or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or a portion thereof) in which the Executive performs, or will perform, a majority of his services. Upon any such assignment, delegation or transfer, any such business entity shall be deemed to be substituted for all purposes as the Company hereunder, and the Company shall cause such successor expressly to assume such obligations. Notwithstanding the foregoing, (i) no assignment, delegation or transfer by the Company shall relieve the Company of its obligations under this Agreement; and (ii) nothing in this subsection shall affect the definition of "Change of Control," or the rights that the Executive accrues in connection with a Change of Control, even if the Company assigns, transfers or delegates (or may do so) its rights, duties or obligations in connection therewith.

         (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         (d) HEADINGS. The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

         (e) GOVERNING LAW. This Agreement is governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois without giving effect to the choice of law provisions thereof. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.

         (f) INDEMNIFICATION. The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive. The foregoing indemnification shall continue to apply following the Termination Date for acts or omissions by the Executive while an employee of the Company. To the extent that the Company maintains insurance providing coverage to its officers or former officers within the scope of the foregoing, such insurance shall cover the Executive.

         (g) SURVIVORSHIP. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 28th day of May, 1999.




                             AMERICAN NATIONAL CAN COMPANY


                             By: /s/ JEAN-PIERRE RODIER
                                ----------------------------------
                                   Jean-Pierre Rodier
                                   Chairman of the Board




                             AMERICAN NATIONAL CAN GROUP, INC.


                             By: /s/ JEAN-PIERRE RODIER
                                ----------------------------------
                                   Jean-Pierre Rodier
                                   Chairman of the Board




                             EXECUTIVE

                                 /s/ D.R. BANKOWSKI
                                ----------------------------------
                                   Dennis R. Bankowski